Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Fran St. Clair
Chief Financial Officer
216-692-6075
stclair@argo-tech.com

Argo-Tech Corporation Commences Tender Offer and Consent Solicitation for 8
5/8% Senior Subordinated Notes

     CLEVELAND, OH., May 18, 2004 – Argo-Tech Corporation announced today that it has commenced a tender offer for any and all of its $195 million outstanding principal amount of 8 5/8% Senior Subordinated Notes due 2007. In conjunction with the tender offer, noteholder consents are being solicited to effect certain amendments to the indentures governing the notes.

     The purchase price of $1,026.25 per $1,000 principal amount of notes, together with accrued and unpaid interest up to, but not including, the payment date, will be paid for notes validly tendered and accepted for purchase. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, June 16, 2004, unless extended or earlier terminated. In addition, noteholders will receive a consent payment of $2.50 per $1,000 principal amount of notes validly tendered and accepted for purchase pursuant to the offer if they tender their notes and provide their consents to the proposed amendments on or prior to 5:00 P.M., New York City time, on Thursday, June 3, 2004, unless such date is extended or earlier terminated. The total consideration for notes tendered with consents and not withdrawn prior to the expiration of the consent period will be $1,028.75 per $1,000 principal amount of notes tendered, together with accrued and unpaid interest up to, but not including, the payment date.

     Noteholders who tender their notes will be required to consent to the proposed amendments, and noteholders may not deliver consents to the proposed amendments without tendering their notes in the tender offer. Notes validly tendered prior to the consent date that are not validly withdrawn prior to the consent date may not be withdrawn, and consents may not be revoked, after the consent date. Notes tendered after the consent date may be withdrawn prior to the expiration date of the tender offer.

     The obligations to accept for purchase and to pay for notes in the tender offer are subject to the satisfaction of certain conditions, including the completion of certain refinancing transactions and receipt of consents in respect of the required principal amount of notes

     Argo-Tech has retained J.P. Morgan Securities Inc. to serve as the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. BNY Midwest Trust Company is acting as the Depositary and D.F. King & Co., Inc. is acting as the Information Agent in the tender offer and consent solicitation.

     The tender offer and consent solicitation is being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated May 18, 2004 and a related Letter of Transmittal and Consent, which more fully describe the terms and conditions of the tender offer and consent solicitation. Noteholders may obtain copies of these documents from D.F. King & Co. by calling 800-269-6427. Questions regarding the tender offer and consent solicitation should be addressed to J.P. Morgan Securities Inc., the Dealer Manager and Solicitation Agent, at 800 -245-8812 or 212-270-9153 (attention Brian Tramontozzi).

     This announcement is for informational purposes only. It does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

     Argo-Tech, headquartered in Cleveland, Ohio, designs, manufactures, sells and services high performance fuel flow devices and systems for aerospace and general industrial applications.

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     This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, changes and/or cyclicality in the aerospace industry, governmental regulation and oversight in the aerospace industry, levels of competition in the aerospace industry, the impact of terrorism and war on airline travel and the airline industry, changes in environmental or other applicable governmental regulations, reduction in military and/or defense spending, changes in Argo-Tech’s relationship with its employees, availability of essential materials used in Argo-Tech’s products and other factors discussed in the Securities and Exchange Commission filings of Argo-Tech Corporation, including our annual report on Form 10-K for the year ended October 25, 2003.